EX-FILING FEES

Calculation of Filing Fee Tables

FORM F-10
(Form Type)

CYBIN INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)(3)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee(1)(3)
Newly Registered Securities
Fees to be Paid	Unallocated (Universal) Shelf	Common Shares, Warrants, Units, Debt Securities Subscription Receipts	Rule 457(o)	$181,641,445	(1)	$181,641,445	$0.00014760	$26,811

	Total Offering Amounts					$181,641,445		$26,811
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fee Due							$26,811

(1) There are being registered under this Registration Statement such indeterminate number of common shares, warrants, units, debt securities and subscription receipts of the Registrant, and a combination of such securities, separately or as units, as may be sold by the Registrant from time to time, which collectively shall have an aggregate initial offering price not to exceed $300,503,343 (converted from CAD$400,000,000 at an exchange rate of CAD$1.00 = $1.3311, which was the daily average exchange rate reported by the Bank of Canada on December 21, 2023). The securities registered hereunder also include such indeterminate number of each class of identified securities as may be issued upon conversion, exercise or exchange of any other securities that provide for such conversion into, exercise for or exchange into such securities. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), the common shares being registered hereunder include such indeterminate number of common shares as may be issuable with respect to the common shares being registered hereunder as a result of stock splits, stock dividends, distributions or similar transactions. The proposed maximum initial offering price per security will be determined, from time to time, by the Registrant in connection with the sale of the securities under this Registration Statement.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) of the Securities Act.

(3) This Registration Statement relates to an aggregate of US$300,503,343 of securities (converted from CAD$400,000,000 at an exchange rate of CAD$1.00 = $1.3311, which was the daily average exchange rate reported by the Bank of Canada on December 21, 2023), including, pursuant to Rule 429 under the Securities Act, US$118,861,898 (converted from CAD$160,000,000 at an exchange rate of CAD$1.00 = $1.3461, which was the daily average exchange rate reported by the Bank of Canada on August 14, 2023) of securities that were previously registered under the Registrant's Registration Statement on Form F-10 (File No. 333-272706), initially filed on June 16, 2023, as amended on August 17, 2023 and which became effective on August 17, 2023.